Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2022
RESULTS AND RAISES FULL YEAR 2022 GUIDANCE

DALLAS, Texas, October 25, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2022. A short slide presentation summarizing the highlights of Matador’s third quarter 2022 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the third quarter 2022 results compared to Matador’s stated goals for the year.

Third Quarter 2022 Results Above Expectations

“The third quarter of 2022 was another outstanding quarter for Matador highlighted by production and operating results above our expectations (see Slide A). We are on path to achieve our primary aims for the year to increase shareholder value by the following efforts:

•Growing the fixed dividend and returns to shareholders;

•Reducing debt; and

•Increasing production, reserves and midstream assets.

“Notably, Matador’s growing midstream business, including our 51%-owned joint venture San Mateo Midstream and our new acquisition Pronto Midstream, which is now fully integrated, has delivered strong results in the third quarter highlighted by all-time quarterly highs for third-party midstream revenues and water handling volumes (see Slide B). The team’s strong execution continues to help us deliver wells both on time and on budget across approximately 450 miles of pipeline in our midstream business.

Debt Reduced, Credit Ratings Upgraded and Quarterly Dividend Doubled

“In the last two years, Matador has reduced its outstanding debt by $775 million or over half of our then total revolving debt and bond debt outstanding of $1.525 billion. Now, Matador’s reserves-based revolving credit facility has been completely repaid, and Matador has repurchased $300 million of its outstanding bond debt in a series of open market transactions, reducing its outstanding bond debt from $1.05 billion at December 31, 2021 to $750 million at October 25, 2022 (see Slide C). Matador is a stronger company than it was two years ago. Matador’s leverage ratio has declined from 2.9x at year-end 2020 to 0.2x at the end of the third quarter of 2022, marking Matador’s lowest leverage ratio in over ten years as a public company. Matador expects to continue using a portion of its free cash flow to continue opportunistically reducing its bond debt. At September 30, 2022, Matador has over $400 million of cash in the bank and has available the optionality to pursue a number of opportunities and strategic options going forward.

“In September and October, we were also pleased to announce that all three of Matador’s credit rating agencies—Moody’s, S&P and Fitch—upgraded Matador’s corporate credit rating (see Slide D). Matador has now transitioned from being a ‘single B’ company to a ‘double B’ company across the board. These upgrades reflect our commitment to repaying debt, improving capital efficiency, adding to our production profile and increasing Matador’s cash returns to our shareholders. The rating agencies specifically noted the increasing strength of our balance sheet and our strong operational execution in their decisions to upgrade Matador’s credit rating.

“As a result of our confidence in Matador’s growing operational and financial strength and our execution this year, we were very pleased to announce at our Annual Meeting of Shareholders in June the doubling of our fixed cash dividend from $0.20 per share to $0.40 per share on an annualized basis. This higher dividend was first paid in September. Shareholders of record as of November 10, 2022 can expect our next quarterly cash dividend set again at $0.10 per share, or $0.40 per share on an annualized basis, to be paid on December 1, 2022.

Stronger than Expected Production Results in Third Quarter 2022

“During the third quarter of 2022, Matador achieved better than expected average oil and natural gas equivalent production of over 105,000 barrels of oil and natural gas equivalent (“BOE”) per day (see Slide E), which was 4% better than our expectations of approximately 101,000 BOE per day. In addition, Matador’s production has increased by nearly 50% from 73,000 BOE per day in the third quarter of 2020 to over 105,000 BOE per day in the third quarter of 2022.

Seventh Drilling Rig Added in Third Quarter 2022

“During the third quarter of 2022, Matador added a seventh drilling rig, which allowed us to drill the Jim Pat SWD well before the injection permit authorizing the disposal of produced water into this well expired. As a result, Matador was able to boost San Mateo’s salt water disposal capacity and accelerate the timing of the next phase of drilling on its Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area. The next eight high volume Rodney Robinson wells are expected to be turned to sales late in the first quarter or early in the second quarter of 2023. We continue to be very pleased with the well performance and strong economic results across multiple completion intervals throughout the Rodney Robinson leasehold. The arrival of the state-of-the-art seventh rig provides us with additional operational flexibility on drilling deeper wells and longer laterals.

“Matador is pleased with the early performance of the seventh rig, which has enhanced technical specifications highly sought after by the industry. This rig’s increased set-back capabilities, for example, allow for an approximate 10% increase in drill-pipe to be racked in the derrick, while other unique features allow faster walk times on multi-well pads. As Matador continues its push for longer lateral lengths and multi-well pads across its Delaware Basin assets, these advantages should continue to help to minimize drilling days and further improve operational and capital efficiency.

Looking Ahead and Increasing Full Year 2022 Guidance

“Due to the better-than-expected well performance across our Delaware Basin asset areas in the third quarter of 2022, we are increasing the midpoints of our 2022 total oil and natural gas production guidance from 21.7 million barrels to 21.85 million barrels for oil and from 95.5 billion cubic feet to 97.0 billion cubic feet for natural gas (see Slide F).

“The midpoint of our 2022 capital expenditures guidance for drilling, completing and equipping wells remains unchanged at $800 million. Operating efficiencies, which include faster drill times and use of existing facilities, continue to improve and help to mitigate service cost inflationary pressures realized in 2022. Sustainable efficiencies such as improved completion procedures, simultaneous and remote fracturing operations and 100% implementation of dual-fuel fracturing fleets constitute primary drivers against cost inflation by reducing days spent on wells and eliminating the need for certain materials such as diesel fuel.”

Third Quarter 2022 Financial and Operational Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•Third quarter 2022 net cash provided by operating activities was $557.0 million (GAAP basis), leading to third quarter 2022 adjusted free cash flow (a non-GAAP financial measure) of $269.1 million.

Net Income, Earnings Per Share and Adjusted EBITDA

•Third quarter 2022 net income (GAAP basis) was $337.6 million, or $2.82 per diluted common share, a 19% sequential decrease from net income of $415.7 million in the second quarter of 2022, but a 66% year-over-year increase from net income of $203.6 million in the third quarter of 2021. The sequential decrease in net income was primarily attributable to the sequential decline in commodity prices in the third quarter of 2022. Matador’s realized oil price was $94.36 per barrel in the third quarter of 2022, a 15% sequential decrease as compared to $111.06 per barrel realized in the second quarter of 2022.

•Third quarter 2022 adjusted net income (a non-GAAP financial measure) was $321.7 million, or adjusted earnings of $2.68 per diluted common share, a 23% sequential decrease from adjusted net income of $415.6 million in the second quarter of 2022, but a 116% year-over-year increase from adjusted net income of $148.6 million in the third quarter of 2021.

•Third quarter 2022 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $539.7 million, a 19% sequential decrease from $663.8 million in the second quarter of 2022, but an 84% year-over-year increase from $293.8 million in the third quarter of 2021.

Oil, Natural Gas and Total Production Above Expectations

•As summarized in the table below, Matador’s third quarter 2022 average daily oil, natural gas and total production were all above the Company’s expectations. The primary driver behind this outperformance was better-than-expected production from the 15 most recent Stateline and nine most recent Rodney Robinson wells turned to sales this year and increased working interests from several trades completed earlier than anticipated during the third quarter. In addition, several anticipated incremental shut-ins in the Stateline asset area due to offset operator completions were deferred from the third quarter to the fourth quarter of 2022.

	Q3 2022 Average Daily Volume		Production Change (%)
Production	Actual	Guidance(1)	Sequential(2)	YoY(3)	Difference vs. Guidance(4)
Total, BOE per day	105,214	100,000 to 102,000	(5)%	17%	4%
Oil, Bbl per day	60,163	58,000 to 59,000	(6)%	19%	3%
Natural Gas, MMcf per day	270.3	254.0 to 258.0	(3)%	15%	6%

(1) As provided on July 26, 2022.
(2) As compared to the second quarter of 2022.
(3) Represents year-over-year percentage change from the third quarter of 2021.
(4) As compared to midpoint of guidance provided on July 26, 2022.

Capital Expenditures Below Expectations

Q3 2022 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
Drilling, completing and equipping (“D/C/E”)	241.8	260.0	(7)%
Midstream	14.7	24.0	(39)%
(1) As provided on July 26, 2022.
(2) As compared to guidance provided on July 26, 2022.

•Drilling and completion costs for the 20 gross (18.5 net) operated horizontal wells turned to sales in the third quarter of 2022 averaged $948 per completed lateral foot. Drilling and completion costs year to date averaged $820 per completed lateral foot. Matador continues to expect service cost inflation to continue into the fourth quarter of 2022 but still expects drilling and completion costs to average $890 per completed lateral foot for full-year 2022.

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. References to Pronto Midstream refer to Pronto Midstream, LLC, which was acquired by a subsidiary of Matador on June 30, 2022. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net Production Volumes:(1)
Oil (MBbl)(2)	5,535	5,855	4,669
Natural gas (Bcf)(3)	24.9	25.3	21.7
Total oil equivalent (MBOE)(4)	9,680	10,078	8,283
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	60,163	64,339	50,747
Natural gas (MMcf/d)(6)	270.3	278.5	235.7
Total oil equivalent (BOE/d)(7)	105,214	110,750	90,033
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$94.36	$111.06	$69.73
Oil, with realized derivatives (per Bbl)	$91.69	$105.21	$58.43
Natural gas, without realized derivatives (per Mcf)(8)	$9.22	$9.57	$6.27
Natural gas, with realized derivatives (per Mcf)	$7.55	$8.51	$6.05
Revenues (millions):
Oil and natural gas revenues	$751.4	$892.8	$461.5
Third-party midstream services revenues	$24.7	$21.9	$20.5
Realized loss on derivatives	$(56.3)	$(61.2)	$(57.4)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$7.64	$8.50	$5.90
Lease operating	$4.38	$3.95	$3.31
Plant and other midstream services operating	$2.56	$2.18	$2.06
Depletion, depreciation and amortization	$12.28	$11.91	$10.75
General and administrative(9)	$2.85	$2.42	$2.97
Total(10)	$29.71	$28.96	$24.99
Other (millions):
Net sales of purchased natural gas(11)	$8.5	$3.6	$4.2

Net income (millions)(12)	$337.6	$415.7	$203.6
Earnings per common share (diluted)(12)	$2.82	$3.47	$1.71
Adjusted net income (millions)(12)(13)	$321.7	$415.6	$148.6
Adjusted earnings per common share (diluted)(12)(14)	$2.68	$3.47	$1.25
Adjusted EBITDA (millions)(12)(15)	$539.7	$663.8	$293.8
Net cash provided by operating activities (millions)(16)	$557.0	$646.3	$291.2
Adjusted free cash flow (millions)(12)(17)	$269.1	$453.8	$147.5

San Mateo net income (millions)(18)	$33.6	$41.8	$29.5
San Mateo Adjusted EBITDA (millions)(15)(18)	$47.6	$52.9	$40.8
San Mateo net cash provided by operating activities (millions)(18)	$38.3	$49.9	$44.2
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$16.4	$33.4	$8.4

D/C/E capital expenditures (millions)	$241.8	$143.0	$121.1
Midstream capital expenditures (millions)(19)	$14.7	$8.9	$14.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.

(9) Includes approximately $0.39, $0.40 and $0.36 per BOE of non-cash, stock-based compensation expense in the third quarter of 2022, the second quarter of 2022 and the third quarter of 2021, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $77.9 million, $60.0 million and $38.8 million less expenses of $69.4 million, $56.4 million and $34.6 million in the third quarter of 2022, the second quarter of 2022 and the third quarter of 2021, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Full-Year 2022 Guidance Update

As shown in the table below, effective October 25, 2022, Matador raised the midpoint of its full year 2022 guidance estimates for oil, natural gas and total oil equivalent production, which were originally provided on February 22, 2022 and affirmed or updated on July 26, 2022. In addition, Matador affirmed its estimates for D/C/E and midstream capital expenditures.

	2022 Guidance Estimates
Guidance Metric	Actual 2021 Results	July 26, 2022(1)	% YoY Change(2)	October 25, 2022(3)	% YoY Change(2)
Total Oil Production, million Bbl	17.8	21.4 to 22.0	+22%	21.7 to 22.0	+22%
Total Natural Gas Production, Bcf	81.7	93.0 to 98.0	+17%	96.0 to 98.0	+19%
Total Oil Equivalent Production, million BOE	31.5	36.9 to 38.3	+20%	37.7 to 38.3	+21%
D/C/E CapEx(4), millions	$513	$765 to $835	+56%	$765 to $835	+56%
Midstream CapEx(5), millions	$31	$50 to $60	+79%	$50 to $60	+79%
Total D/C/E and Midstream CapEx, millions	$544	$815 to $895	+57%	$815 to $895	+57%

(1) As of and as affirmed or updated on July 26, 2022.
(2) Represents percentage change from 2021 actual results to the midpoint of 2022 guidance, as affirmed or updated on July 26, 2022 and October 25, 2022, respectively.
(3) As of and as affirmed or updated on October 25, 2022.
(4) Capital expenditures associated with drilling, completing and equipping wells.
(5) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, such as Pronto Midstream. Excludes the acquisition of Pronto Midstream.

Matador now expects to turn to sales 81 gross (64.3 net) operated horizontal wells during 2022, an increase of one gross (0.6 net) wells from the Company’s prior expectations, primarily as a result of completion schedule changes and additional working interests from anticipated acreage trades.

Fourth Quarter 2022 Completions and Production Cadence Update

Fourth Quarter 2022 Estimated Wells Turned to Sales

At October 25, 2022, Matador expects to turn to sales 24 gross (15.2 net) operated horizontal wells in the Delaware Basin during the fourth quarter of 2022, consisting of 12 gross (8.7 net) wells in the Ranger asset area, six gross (3.8 net) wells in the Rustler Breaks asset area, four gross (1.7 net) wells in the Antelope Ridge asset area and two gross (1.0 net) wells in the Arrowhead asset area. The Company expects the average completed lateral length of these wells to be approximately 9,500 feet.

Fourth Quarter 2022 Estimated Oil, Natural Gas and Total Oil Equivalent Production

The table below provides Matador’s estimates, as of October 25, 2022, for the anticipated average daily total oil equivalent, oil and natural gas production for the fourth quarter of 2022.

	Q4 2022 Production Estimates
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day
Q3 2022	105,214	60,163	270.3
Q4 2022	105,500 to 107,500	61,000 to 62,000	267.0 to 273.0

As noted in the table above, Matador expects its average daily total oil and natural gas equivalent production to increase 1% sequentially from 105,214 BOE per day in the third quarter of 2022 to approximately 106,500 BOE per day in the fourth quarter of 2022. As noted above, Matador expects to turn to sales one additional gross well in its Ranger asset area in 2022, as compared to its previous expectations. Because this additional well was added to the Company’s drill schedule as part of a larger batch, the initial production from several other wells in this batch is expected to be later in the fourth quarter, as compared to Matador’s previous expectations. In addition, several anticipated incremental shut-ins in the Stateline asset area due to offset operator completions were deferred from the third quarter to the fourth quarter of 2022.

Third Quarter Horizontal Wells Completed and Turned to Sales

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q3 2022
Antelope Ridge	12	11.2	11	0.5	23	11.7	7-1BS, 5-2BS, 8-3BS, 3-WC A
Arrowhead	—	—	4	0.1	4	0.1	2-2BS, 2-WC A
Ranger	—	—	4	0.4	4	0.4	2-2BS, 2-WC B
Rustler Breaks	4	3.3	9	0.3	13	3.6	1-1BS, 4-2BS, 7-WC A, 1-WC B
Stateline	4	4.0	—	—	4	4.0	4-WC B
Wolf/Jackson Trust	—	—	—	—	—	—	No wells turned to sales in Q3 2022
Delaware Basin	20	18.5	28	1.3	48	19.8
South Texas	—	—	—	—	—	—	No wells turned to sales in Q3 2022
Haynesville Shale	—	—	5	0.6	5	0.6	5-HSVL
Total	20	18.5	33	1.9	53	20.4

Note: WC = Wolfcamp; BS = Bone Spring; HSVL = Haynesville. For example, 2-2BS indicates two Second Bone Spring completions and 2-WC A indicates two Wolfcamp A completions.

Realized Commodity Prices

	Q3 2022				Change
Realized Commodity Prices	Benchmark(1)	Actual	Differential Guidance(2)	Actual Differential	Sequential(3)	YoY(4)
Oil Prices, per Bbl	$91.43	$94.36	+$1.50 to +$2.50	+$2.93	(15)%	+35%
Natural Gas Prices, per Mcf	$7.95	$9.22	+$1.25 to +$1.75	+$1.27	(4)%	+47%
(1) Oil benchmark is West Texas Intermediate (“WTI”) and natural gas benchmark is Henry Hub.
(2) As provided on July 26, 2022.
(3) Third quarter 2022 as compared to second quarter 2022.
(4) Third quarter 2022 as compared to third quarter 2021.

Oil Prices

For the fourth quarter of 2022, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of +$0.50 to +$1.50 per barrel, which is lower than the differential of +$2.93 per barrel of oil realized in the third quarter of 2022. This compression of the oil price differential in the fourth quarter is primarily attributable to a reduction in the contribution of the monthly roll in the fourth quarter, as compared to the third quarter.

At October 25, 2022, Matador had approximately 2.7 million barrels of oil hedged for the fourth quarter of 2022 using costless collars with a weighted average floor price of approximately $65 per barrel and a weighted average ceiling price of approximately $110 per barrel. Please see Slide 18 in the accompanying slide presentation for a more complete summary of Matador’s current oil derivative positions.

Natural Gas Prices

For the fourth quarter of 2022, Matador’s weighted average natural gas price differential relative to the Henry Hub average daily benchmark price is anticipated to be in the range of ($0.50) to +$0.50 per thousand cubic feet, which is lower than the differential of +$1.27 per thousand cubic feet of natural gas realized in the third quarter of 2022. NGL prices declined in the third quarter and are not expected to be as strong in the fourth quarter of 2022, as compared to the third quarter. In addition, the Waha natural gas basis differential began to widen in the third quarter of 2022, and the Company expects it to remain wider in the fourth quarter, as compared to the third quarter. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price. NGL prices do not contribute to or affect Matador’s realized gain or loss on natural gas derivatives.

At October 25, 2022, Matador had approximately 13.2 billion cubic feet of natural gas hedged for the fourth quarter of 2022 using costless collars with a weighted average floor price of approximately $3.68 per MMBtu and a weighted average ceiling price of approximately $7.61 per MMBtu and 2.4 billion cubic feet of natural gas hedged for the first quarter of 2023 using costless collars with a weighted average floor price of approximately $6.00 per MMBtu and a weighted average ceiling price of approximately $14.00 per MMBtu. Please see Slide 18 in the accompanying slide presentation for a more complete summary of Matador’s current natural gas derivative positions.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses decreased 10% sequentially from $8.50 per BOE in the second quarter of 2022 to $7.64 per BOE in the third quarter of 2022. This decrease was primarily attributable to decreased production taxes associated with lower oil and natural gas revenues of $751.4 million reported by Matador in the third quarter. The sequential decrease in oil and natural gas revenues was primarily attributable to the sequential decrease in realized commodity prices, as noted above.

•Lease operating expenses increased 11% sequentially from $3.95 per BOE in the second quarter of 2022 to $4.38 per BOE in the third quarter of 2022. The increase is primarily attributable to the increased number of wells being both operated by Matador and by other operators (where Matador owns a working interest) and to operating cost inflation between the two periods.

•General and administrative expenses increased 18% sequentially from $2.42 per BOE in the second quarter of 2022 to $2.85 per BOE in the third quarter of 2022. This increase is primarily due to the sequential decrease in production as well as the employee stock awards that are based on the value of Matador’s stock but that are settled in cash. General and administrative expenses in the third quarter reflect an increase in stock-based compensation expense associated with these cash-settled stock awards, the values of which are remeasured at each reporting period. These cash-settled stock award amounts increased due to the fact that Matador’s share price increased 5% from $46.59 at June 30, 2022 to $48.92 at September 30, 2022. Matador’s share price as of October 24, 2022 was $66.71.

Midstream Highlights and Update

Operating Highlights and Financial Results

Operating Highlights

San Mateo’s operations in the third quarter of 2022 were highlighted by better-than-expected operating and financial results. These strong results reflect not only better-than-expected volumes delivered by Matador during the third quarter of 2022, but also increased and stronger-than-expected volumes delivered by other San Mateo customers as a result of several new business opportunities recently awarded to San Mateo.

Operationally, water handling volumes achieved in the third quarter of 2022 were all-time highs for San Mateo and are shown in the table below, along with other San Mateo throughput volumes, as compared to the second quarter of 2022 and the third quarter of 2021. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in each period), but for which San Mateo recognized revenues during each period.

San Mateo Throughput Volumes	Q3 2022	Q2 2022	Sequential(1)	Q3 2021	YoY(2)

Natural gas gathering, MMcf per day	285	293	(3)%	248	15%
Natural gas processing, MMcf per day	280	292	(4)%	232	21%
Oil gathering and transportation, Bbl per day	44,800	51,200	(13)%	42,500	5%
Produced water handling, Bbl per day	358,000	348,000	3%	284,000	26%
(1) Third quarter 2022 as compared to second quarter 2022.
(2) Third quarter 2022 as compared to third quarter 2021.

Financial Results

During the third quarter of 2022, San Mateo achieved strong financial results as described below.

•Net income (GAAP basis) of $33.6 million, a 20% sequential decrease from $41.8 million in the second quarter of 2022, but a 14% year-over-year increase from $29.5 million in the third quarter of 2021.

•Adjusted EBITDA (a non-GAAP financial measure) of $47.6 million, a 10% sequential decrease from $52.9 million in the second quarter of 2022, but a 17% year-over-year increase from $40.8 million in the third quarter of 2021.

•Net cash provided by San Mateo operating activities (GAAP basis) of $38.3 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $16.4 million.

Primarily as a result of San Mateo and Pronto Midstream activity, Matador achieved third-party midstream services revenues of $24.7 million, an all-time quarterly high and a 13% sequential increase from $21.9 million in the second quarter of 2022, and a 21% year-over-year increase from $20.5 million in the third quarter of 2021.

Capital Expenditures

Capital expenditures for Pronto Midstream and Matador’s portion of San Mateo’s capital expenditures were $14.7 million in the third quarter of 2022, 39% below the Company’s estimate of $24 million for the quarter mostly due to the timing of projects underway during the quarter with most of these costs currently expected to be incurred in the fourth quarter of 2022. During the fourth quarter of 2022, the Company expects to incur midstream capital expenditures of approximately $22 million associated with Pronto Midstream expansion and with San Mateo’s new midstream business opportunities and with new San Mateo infrastructure to handle anticipated increased volumes from Matador and other customers.

Conference Call Information

The Company will host a live conference call on Wednesday, October 26, 2022, at 9:00 a.m. Central Time to review its third quarter 2022 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BIfe50f2205466458585c54e9b056b55c3 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream’s oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; availability of sufficient capital to execute its business plan, available borrowing capacity under its revolving credit facilities and otherwise; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, or variants thereof, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$400,484	$48,135
Restricted cash	41,236	38,785
Accounts receivable
Oil and natural gas revenues	268,869	164,242
Joint interest billings	120,786	48,366
Other	28,401	28,808
Derivative instruments	1,499	1,971
Lease and well equipment inventory	14,388	12,188
Prepaid expenses and other current assets	51,228	28,810
Total current assets	926,891	371,305
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	6,627,788	6,007,325
Unproved and unevaluated	1,000,720	964,714
Midstream properties	1,038,883	900,979
Other property and equipment	31,550	30,123
Less accumulated depletion, depreciation and amortization	(4,380,674)	(4,046,456)
Net property and equipment	4,318,267	3,856,685
Other assets
Other long-term assets	59,992	34,163
Total assets	$5,305,150	$4,262,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$61,105	$26,256
Accrued liabilities	306,539	253,283
Royalties payable	134,373	94,359
Amounts due to affiliates	25,396	27,324
Derivative instruments	17,879	16,849
Advances from joint interest owners	26,993	18,074
Income taxes payable	3,439	—
Other current liabilities	49,465	28,692
Total current liabilities	625,189	464,837
Long-term liabilities
Borrowings under Credit Agreement	—	100,000
Borrowings under San Mateo Credit Facility	440,000	385,000
Senior unsecured notes payable	752,850	1,042,580
Asset retirement obligations	51,707	41,689
Deferred income taxes	349,205	77,938
Other long-term liabilities	20,591	22,721
Total long-term liabilities	1,614,353	1,669,928
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 118,248,112 and 117,861,923 shares issued; and 118,155,815 and 117,850,233 shares outstanding, respectively	1,183	1,179
Additional paid-in capital	2,094,611	2,077,592
Retained earnings (accumulated deficit)	765,602	(171,318)
Treasury stock, at cost, 92.297 and 11,945 shares, respectively	(2,585)	(243)
Total Matador Resources Company shareholders’ equity	2,858,811	1,907,210
Non-controlling interest in subsidiaries	206,797	220,178
Total shareholders’ equity	3,065,608	2,127,388
Total liabilities and shareholders’ equity	$5,305,150	$4,262,153

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Oil and natural gas revenues	$751,444	$461,465	$2,270,728	$1,189,772
Third-party midstream services revenues	24,707	20,486	63,899	55,774
Sales of purchased natural gas	77,943	38,770	157,290	54,198
Realized loss on derivatives	(56,263)	(57,419)	(139,865)	(125,943)
Unrealized gain (loss) on derivatives	43,097	9,049	(1,502)	(77,178)
Total revenues	840,928	472,351	2,350,550	1,096,623
Expenses
Production taxes, transportation and processing	73,964	48,896	219,441	126,913
Lease operating	42,360	27,433	116,172	82,124
Plant and other midstream services operating	24,790	17,043	66,265	44,452
Purchased natural gas	69,442	34,581	142,903	47,064
Depletion, depreciation and amortization	118,870	89,061	334,747	255,368
Accretion of asset retirement obligations	679	518	1,739	1,529
General and administrative	27,549	24,633	81,713	71,218
Total expenses	357,654	242,165	962,980	628,668
Operating income	483,274	230,186	1,387,570	467,955
Other income (expense)
Net loss on asset sales and impairment	(1,113)	(251)	(1,311)	(251)
Interest expense	(15,996)	(17,989)	(50,740)	(55,579)
Other income (expense)	1,804	(585)	(2,682)	(1,246)
Total other expense	(15,305)	(18,825)	(54,733)	(57,076)
Income before income taxes	467,969	211,361	1,332,837	410,879
Income tax provision (benefit)
Current	270	—	51,940	—
Deferred	113,671	(6,701)	266,489	1,488
Total income tax provision (benefit)	113,941	(6,701)	318,429	1,488
Net income	354,028	218,062	1,014,408	409,391
Net income attributable to non-controlling interest in subsidiaries	(16,456)	(14,434)	(53,994)	(39,213)
Net income attributable to Matador Resources Company shareholders	$337,572	$203,628	$960,414	$370,178
Earnings per common share
Basic	$2.86	$1.74	$8.13	$3.17
Diluted	$2.82	$1.71	$8.01	$3.12
Weighted average common shares outstanding
Basic	118,136	117,008	118,063	116,872
Diluted	119,850	119,197	119,867	118,788

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating activities
Net income	$354,028	$218,062	$1,014,408	$409,391
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(43,097)	(9,049)	1,502	77,178
Depletion, depreciation and amortization	118,870	89,061	334,747	255,368
Accretion of asset retirement obligations	679	518	1,739	1,529
Stock-based compensation expense	3,810	2,967	10,887	5,617
Deferred income tax provision (benefit)	113,671	(6,701)	266,489	1,488
Amortization of debt issuance cost and other debt-related costs	(1,888)	788	(682)	2,443
Net loss on asset sales and impairment	1,113	251	1,311	251
Changes in operating assets and liabilities
Accounts receivable	40,922	(32,321)	(170,101)	(111,221)
Lease and well equipment inventory	(903)	(742)	(1,732)	(1,179)
Prepaid expenses and other current assets	(7,169)	(5,032)	(21,886)	(9,515)
Other long-term assets	30	546	257	637
Accounts payable, accrued liabilities and other current liabilities	20,586	26,274	51,078	60,619
Royalties payable	(16,525)	9,106	40,014	25,313
Advances from joint interest owners	8,062	(868)	8,919	1,149
Income taxes payable	(34,731)	—	3,439	—
Other long-term liabilities	(498)	(1,629)	(8,173)	(242)
Net cash provided by operating activities	556,960	291,231	1,532,216	718,826
Investing activities
Drilling, completion and equipping capital expenditures	(155,560)	(106,761)	(545,453)	(317,486)
Acquisition of oil and natural gas properties	(61,141)	(14,364)	(134,255)	(29,720)
Midstream capital expenditures	(23,103)	(15,130)	(51,413)	(40,222)
Acquisition of midstream assets	—	—	(75,816)	—
Expenditures for other property and equipment	(407)	(220)	(690)	(465)
Proceeds from sale of assets	95	3,919	46,507	4,215
Net cash used in investing activities	(240,116)	(132,556)	(761,120)	(383,678)
Financing activities
Purchase of senior unsecured notes	(141,556)	—	(283,960)	—
Repayments of borrowings under Credit Agreement	—	(150,000)	(300,000)	(390,000)
Borrowings under Credit Agreement	—	30,000	200,000	70,000
Repayments of borrowings under San Mateo Credit Facility	(50,000)	(30,000)	(120,000)	(64,000)
Borrowings under San Mateo Credit Facility	70,000	35,000	175,000	87,500
Cost to amend credit facilities	—	(48)	(506)	(878)
Proceeds from stock options exercised	—	213	—	213
Dividends paid	(11,750)	(2,915)	(23,494)	(8,741)
Contributions related to formation of San Mateo	—	6,000	22,750	37,626
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(22,540)	(16,905)	(67,375)	(45,815)
Taxes paid related to net share settlement of stock-based compensation	(1,412)	(1,277)	(18,264)	(4,161)
Other	(149)	(160)	(447)	(484)
Net cash used in financing activities	(157,407)	(130,092)	(416,296)	(318,740)
Increase in cash and restricted cash	159,437	28,583	354,800	16,408
Cash and restricted cash at beginning of period	282,283	79,208	86,920	91,383
Cash and restricted cash at end of period	$441,720	$107,791	$441,720	$107,791

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$337,572	$415,718	$203,628
Net income attributable to non-controlling interest in subsidiaries	16,456	20,477	14,434
Net income	354,028	436,195	218,062
Interest expense	15,996	18,492	17,989
Total income tax provision (benefit)	113,941	135,960	(6,701)
Depletion, depreciation and amortization	118,870	120,024	89,061
Accretion of asset retirement obligations	679	517	518
Unrealized (gain) loss on derivatives	(43,097)	(30,430)	(9,049)
Non-cash stock-based compensation expense	3,810	4,063	2,967
Net loss on asset sales and impairment	1,113	—	251
(Income) expense related to contingent consideration and other	(2,288)	4,889	—
Consolidated Adjusted EBITDA	563,052	689,710	313,098
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,322)	(25,916)	(19,273)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$539,730	$663,794	$293,825

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$556,960	$646,302	$291,231
Net change in operating assets and liabilities	(9,774)	(15,971)	4,666
Interest expense, net of non-cash portion	15,013	18,229	17,201
Current income tax provision	270	36,261	—
Expense related to contingent consideration and other	583	4,889	—
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,322)	(25,916)	(19,273)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$539,730	$663,794	$293,825

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$33,584	$41,789	$29,454
Depletion, depreciation and amortization	8,258	8,041	7,609
Interest expense	4,570	2,990	2,208
Accretion of asset retirement obligations	70	69	61
Net loss on impairment and one-time plant payment	1,113	—	1,500
Adjusted EBITDA	$47,595	$52,889	$40,832

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$38,333	$49,902	$44,164
Net change in operating assets and liabilities	4,948	250	(6,798)
Interest expense, net of non-cash portion	4,314	2,737	1,966
One-time plant payment	—	—	1,500
Adjusted EBITDA	$47,595	$52,889	$40,832

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$337,572	$415,718	$203,628
Total income tax provision (benefit)	113,941	135,960	(6,701)
Income attributable to Matador Resources Company shareholders before taxes	451,513	551,678	196,927
Less non-recurring and unrealized charges to income before taxes:
Unrealized gain on derivatives	(43,097)	(30,430)	(9,049)
Net loss on asset sales and impairment	1,113	—	251
(Income) expense related to contingent consideration and other	(2,288)	4,889	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	407,241	526,137	188,129
Income tax expense(1)	85,521	110,489	39,507
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$321,720	$415,648	$148,622

Weighted average shares outstanding - basic	118,136	118,103	117,008
Dilutive effect of options and restricted stock units	1,714	1,800	2,189
Weighted average common shares outstanding - diluted	119,850	119,903	119,197
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.72	$3.52	$1.27
Diluted	$2.68	$3.47	$1.25

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Net cash provided by operating activities	$556,960	$646,302	$291,231
Net change in operating assets and liabilities	(9,774)	(15,971)	4,666
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(21,208)	(24,574)	(18,309)
Performance incentives received from Five Point	—	—	6,000
Total discretionary cash flow	525,978	605,757	283,588

Drilling, completion and equipping capital expenditures	155,560	182,064	106,761
Midstream capital expenditures	23,103	16,318	15,130
Expenditures for other property and equipment	407	58	220
Net change in capital accruals	90,994	(38,250)	28,189
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(13,188)	(8,200)	(14,185)
Total accrual-based capital expenditures(3)	256,876	151,990	136,115
Adjusted free cash flow	$269,102	$453,767	$147,473

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2022	2022	2021
Net cash provided by San Mateo operating activities	$38,333	$49,902	$44,164
Net change in San Mateo operating assets and liabilities	4,948	250	(6,798)
Total San Mateo discretionary cash flow	43,281	50,152	37,366

San Mateo capital expenditures	23,059	16,616	14,900
Net change in San Mateo capital accruals	3,855	119	14,048
San Mateo accrual-based capital expenditures	26,914	16,735	28,948
San Mateo adjusted free cash flow	$16,367	$33,417	$8,418